Exhibit 99.1

The Priceline Group Completes the Acquisition of Momondo Group

NORWALK, Conn., July 24, 2017 -- The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has successfully completed its previously announced plan to acquire the Momondo Group in a cash transaction whereby The Priceline Group acquired all outstanding shares of the Momondo Group for approximately $550 million. The Momondo Group, which operates momondo, a leading European travel meta engine that offers flights, hotels and car rentals, and Cheapflights, a leading global flight comparison and travel deals publishing platform, will roll under The Priceline Group's leading travel meta brand, KAYAK.

"Momondo and Cheapflights are premium brands that have garnered a loyal customer base throughout key markets in Europe, and we couldn't be more excited to welcome the Momondo Group team to The Priceline Group family," said Glenn Fogel, President & CEO of the Group.

“Adding momondo and Cheapflights to KAYAK’s portfolio of brands helps further our mission of providing the world's favorite travel planning tools. We’re eager to learn from each other to make each brand and business even better,” added Steve Hafner, CEO, KAYAK.

Headquartered in the UK and Copenhagen, with an office in Boston, the Momondo Group, businesses will report into KAYAK CEO Steve Hafner.

Information About Forward-Looking Statements
This communication contains forward-looking statements. These forward-looking statements reflect the views of The Priceline Group's management regarding current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, "may," "will," "should," "could," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the possibility that expected benefits of the transaction may not be achieved in a timely manner or at all; revenues following the transaction may be lower than expected; disruption from the transaction may adversely affect Momondo Group’s relationships with its customers, business partners or employees; and the other factors described in The Priceline Group's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, The Priceline Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 225 countries through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com, and OpenTable. The Priceline Group's mission is to help people experience the world. For more information, visit pricelinegroup.com and follow us on Twitter @PricelineGroup.